UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2004

Medis Technologies Ltd.
(Exact name of Registrant as specified in its charter)

Delaware	0-30391	13-3669062
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

805 Third Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number: (212) 935-8484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 30, 2004, Medis Technologies Ltd. increased the size of its Board of Directors from eight members to nine members, and concurrently filled the new vacancy with the appointment of Mr. Steve M. Barnett.

Mr. Barnett, 62, for over the past five years has been a private investor, as well as a self-employed consultant to manufacturing and distribution companies on improving operations. Since April 2000, Mr. Barnett has served as a Director and the Chairman of the Audit Committee of UCN, Inc., formerly known as Buyers United Inc., a technology based telephony company specializing in call-center management, as well as a wide range of long distance, data transmission and related communications services. Mr. Barnett serves as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems since May 1993, and Joseph A. Freed & Associates, a real estate development company since June 1998. Since February 1981, Mr. Barnett has been President and Chairman of CDC, Inc. whose principal focus is the acquisition and management of small to mid-sized manufacturing and distribution companies. Mr. Barnett is a Director of Bank Leumi USA, which serves middle-market commercial enterprises, international businesses, and high net worth individuals since October 2001. Mr. Barnett also serves as a Director of Chicago’s Jewish Foundation and has been Vice Chairman of its Board of Directors since 1997.

Upon appointment, Medis granted to Mr. Barnett options to purchase 10,000 shares of its common stock at an exercise price per share of $10.88. The options vest on the one year anniversary of the grant date and expire on the four year anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   September 2, 2004

MEDIS TECHNOLOGIES LTD.

By: /s/ ROBERT K. LIFTON Name: Robert K. Lifton Title: Chief Executive Officer